STOCK PURCHASE AGREEMENT

             THIS AGREEMENT is dated as of July 9, 2001, by and among WATERS INSTRUMENTS, INC. ("Buyer"), a Minnesota corporation; JON BERG (“Berg”) an individual, RONALD LANGLIE (“Langlie”) an individual, JETTE JACOBSON LORD (“Jette Lord”) an individual, THOMAS L. LORD, (“Thomas Lord”) an individual, LYLE WAYNE (“Wayne”) an individual; and NORTH CENTRAL PLASTICS, INCORPORATED ("North Central"), a Minnesota corporation.

             WHEREAS, Berg, Langlie, Jette Lord, Thomas Lord and Wayne (collectively, the “Sellers”; individually, a “Seller”) own all of the outstanding capital stock of North Central (the “Stock”), which is engaged in the business of manufacturing and selling fencer chargers, fence charger accessories and related products; and

             WHEREAS, Sellers want to sell and Buyer wants to buy all of the Stock upon the terms and subject to the conditions set forth in this Agreement; and

             WHEREAS, the parties to this Agreement desire to make certain representations, warranties and agreements in connection with such sale and also to prescribe various conditions to such sale;

             NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained in this Agreement, the parties to this Agreement agree as follows:

ARTICLE 1.
DEFINITIONS

             1.1)       Specific Definitions.  As used in this Agreement, the following terms will have the meanings set forth or as referenced below:

"Affiliate" of any person means any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first person.  Control will mean owning 50 percent or more of the total voting power of the entity.

"Agreement" means this Agreement and all Exhibits and Schedules to this Agreement.

“Berg Employment Agreement” means as defined in Section 6.9.

“Building Purchase Agreement” means as defined in Section 6.7.

“Businesses” means the businesses fence charger and fence charger accessory businesses conducted by Buyer and North Central from time to time.

“Buyer’s Deductible” means as defined in Section 10.3.

“Buyer’s Indemnifiable Losses” mean as defined in Section 10.1.

"Closing" and "Closing Date" mean as defined in Section 8.1.

“Closing Date Interest” means as defined in Section 2.2.

"Code" means the Internal Revenue Code of 1986, as amended.

"Confidentiality Agreement" means as defined in Section 5.4.

“Consideration Ratio" means as defined in Section 3.5.

“Earn Out Agreement” means as defined in Section 6.5.

"Employee Plans" means any health care plan or arrangement; life insurance or other death benefit plan; deferred compensation or other pension or retirement plan; stock option, bonus or other incentive plan; severance or early retirement plan; or other fringe or employee benefit plan or arrangement; or any employment or consulting contract or executive compensation agreement; whether the same are written or otherwise, formal or informal, voluntary or required by law or by North Central's policies or practices, including, without limitation, any "pension plan" as defined in Section 3(2) of ERISA that is not a Multiemployer Plan, and any "welfare plan" as defined in Section 3(1) of ERISA (whether or not any of the foregoing is funded), (i) to which North Central is a party or by which North Central is bound; (ii) that North Central has at any time established or maintained for the benefit of or relating to present or former employees, leased employees, consultants, agents, and/or their dependents, or directors of North Central; or (iii) with respect to which North Central has made any payments or contributions.

"Environmental Laws or Regulations" means any one or more of the following:  the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §1802 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; the Clean Water Act, 33 U.S.C. §1321 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Minnesota Environmental Response and Liability Act, Minn. Stat. Chap. 115B; the Minnesota Petroleum Tank Release Cleanup Act, Minn. Stat. Chap. 115C; any other federal, state, county, municipal, local or other statute, law, ordinance or regulation that may relate to pesticides, agricultural or industrial chemicals, wastes, Hazardous Substances (as defined in this Agreement), human health or the environment; all regulations promulgated by a regulatory body pursuant to any of the foregoing statutes, laws, regulations, or ordinances and all as may from time to time be amended or subsequently enacted.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Hazardous Substance" means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known carcinogens, petroleum products, pesticides, fertilizers, or any other substance that is toxic or hazardous, or that is a pollutant, contaminant, chemical, material or substance defined as hazardous or as a pollutant or contaminant in, or the use, transportation, storage, release or disposal of which is regulated by, any Environmental Laws or Regulations.

"Intellectual Property" means letters patent and patent applications; trade names; trademarks, service marks and registrations thereof and applications therefor; copyrights and copyright registrations and applications; and/or discoveries, ideas, technology, know–how, trade secrets, processes, formulas, drawings and designs, computer programs or software; and all amendments, modifications, and improvements to any of the foregoing.

"Inventories" means finished goods, raw materials and ingredients, and work–in–process.

"IRS" means the United States Internal Revenue Service.

“Langlie Employment Agreement” means as defined in Section 6.9.

“Lease and Option to Purchase Agreement” means as defined in Section 6.8.

"Liens" means liens, mortgages, charges, security interests, claims, voting trusts, pledges, encumbrances, options, assessments, restrictions, or third party or spousal interests of any nature.

“Narrow Fabrics” means as defined in Section 3.2.

"North Central Options" means all outstanding options or other rights to purchase shares of Stock or other securities of North Central held by any person.

“Minority Sellers” means as defined in Section 3.5.

"Multiemployer Plan" means as defined in Section 3(37) of ERISA.

"Product Liability" means any liability, claim or expense (including attorneys' fees) arising in whole or in part out of a breach of any product warranty (whether express or implied), strict liability in tort, negligent manufacture of product, negligent provision of services, product recall, or any other liability arising from the manufacturing, packaging, labeling (including instructions for use), or sale of products.

“Red Snap’r Canada” means as defined in Section 3.2.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Act.

“Sellers’ Deductible” means as defined in Section 10.3.

“Sellers’ Indemnifiable Losses” mean as defined in Section 10.2.

“Separate Noncompetition Agreement” means as defined in Section 6.6.

“Stock” means as defined in the Recitals of this Agreement.

"Taxes" means all taxes, penalties, interest, fines, duties, withholdings, assessments, and charges assessed or imposed by any federal, state, local or foreign governmental authority.  "Tax" will also include any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group as well as any liability under any tax allocation, tax sharing, tax indemnity or similar agreement.

“Wells Fargo” means as defined in Section 2.2.

             1.2)       Definitional Provisions.

             (a)         Terms defined in the singular will have a comparable meaning when used in the plural, and vice–versa.

             (b)        References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

             (c)         The term "person" includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

ARTICLE 2.
PURCHASE AND SALE; PURCHASE PRICE

             2.1)       Purchase and Sale.  Subject to the terms and conditions of this Agreement, effective as of the Closing, Sellers will sell, transfer and assign to Buyer, and Buyer will purchase from Sellers, an aggregate of 2,439 shares of the Stock.

             2.2)       Purchase Price; Allocation.

             (a)         The presently determinable total consideration (the “Purchase Price”) for the Stock is $6,524,000 plus interest on such amount from July 2, 2001 to the Closing Date at the prime lending rate announced by Wells Fargo Bank Minnesota, N.A. (“Wells Fargo”) from time to time (“Closing Date Interest”).  The portion of the Purchase Price which is not presently determinable consists solely of the Earn Out Amount (as defined in the Earn Out Agreement) which is payable to the Sellers in proportion to their ownership of the Stock as set out on Schedule 3.3.  The Earn Out Amount will upon payment of it be additional consideration payable by Buyer as purchase price for the Stock held by the Shareholders.

             (b)        At the Closing, Buyer will pay the following portions of the Purchase Price plus each Shareholder’s pro-rata share of the Closing Date Interest to Sellers:
Shareholder	Amount of Purchase Price
Berg	3,124,244.36
Langlie	3,124,244.36
Jette Lord	98,970.07
Thomas Lord	96,295.20
Wayne	80,246.00
Total:	$6,524,000.00

             (c)         The portions of the Purchase Price and Earnout Amount payable by Buyer to any of Sellers under this Section and the payments required from North Central under Section 8.4 will be paid by wire transfer of funds to an account designated by each Seller, which designation will be made at least 2 business days prior to the Closing Date or any subsequent date upon which a payment of Purchase Price or Earn Out Amount is due.

             2.3)       North Central Options .  Each North Central Option that is outstanding on the Closing Date will be cancelled without liability to Buyer or North Central and at the cost and expense of Sellers, if any.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

             Except as set forth in the Schedules, each of Sellers represents and warrants to Buyer as of the date of this Agreement as follows:

             3.1)       Listing of Certain Assets and Data.  Attached to this Agreement as Schedules 3.1A through 3.1L are lists, which are true and complete in all material respects as of the date of this Agreement, of the matters set forth in the following subsections (a) through (l).

             (a)         Real Property .  Schedule 3.1A sets forth a description of all real property owned, leased or subject to option, of record or beneficially, by North Central or North Central’s Affiliates or otherwise used by North Central or North Central’s Affiliates in the conduct of their businesses, stating the ownership status and a brief description of all buildings and structures located or planned for construction thereon.  Prior to the date of this Agreement, Sellers have made available to Buyer true and complete copies of the purchase agreements, leases, or options relating to such real property.

             (b)        Equipment.  Schedule 3.1B sets forth a list of all material items of machinery, equipment, tools and dies, furniture, fixtures, spare parts, vehicles and other similar property and assets owned, leased or otherwise used by North Central or North Central’s Affiliates, specifically identifying and describing, those items with an original cost to, or total lease payments by, North Central or North Central’s Affiliates in excess of $10,000, setting forth with respect to all such listed property a summary description of all Liens relating thereto (other than liens for taxes due but not yet payable), identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.  Prior to the date of this Agreement, Sellers have made available to Buyer true and complete copies of all currently effective leases, conditional sales agreements or other similar documents concerning the items listed in Schedule 3.1B.

             (c)         Patents, Trademarks, Formulas, Etc.  Schedule 3.1C sets forth a list of all of North Central’s and North Central’s Affiliates' patents, trade names, material trademarks, material service marks, material copyrights, and applications or registrations for any of the foregoing, and any licenses pursuant to which any of the foregoing is used.  Prior to the date of this Agreement, Sellers have made available to Buyer true and complete copies of all issuances, registrations, applications and certificates regarding such intellectual property, true and complete copies of the form of all contracts with employees or others relating in whole or in part to disclosure, assignment or patenting of inventions or discoveries, confidential or proprietary information, product formulas or other know–how, and true and complete copies of all patent, trademark, trade name, copyright, trade secret or other intellectual property licenses granted at any time by or to North Central or North Central’s Affiliates.

             (d)        Certain Leases, Agreements, Etc.  Schedule 3.1D sets forth a list (including, in the case of oral arrangements, a written description of all material terms thereof) of each lease, contract, agreement or other commitment, written or otherwise, to which North Central or any of North Central’s Affiliates is a party (other than leases, contracts, agreements or commitments furnished pursuant to other paragraphs of this Section) and which is in any way not yet performed, involving:

             (i)          The purchase of any services, raw materials, supplies or equipment, exclusive of (x) any purchase order for the purchase of products or services required in the ordinary course of business involving payment of less than $10,000 per annum or an aggregate of less than $20,000, and (y) any purchase order not in the ordinary course of business involving payment of less than $5,000;

             (ii)         The sale of assets, products or services involving a value estimated at more than $10,000, or any contract for provision of service warranties, sales credits, product returns, or discounts, warehouse allowances, advertising allowances or promotional services; or

             (iii)        any distributor or sales representative or similar broker, dealer or agent of North Central’s or North Central’s Affiliates’ products.

Prior to the date of this Agreement, Sellers have made available to Buyer true and complete copies of all written agreements identified in Schedule 3.1D.

             (e)         Permits, Licenses, Etc.  Schedule 3.1E sets forth a list of all material permits, licenses, approvals or similar permissions, held by North Central or North Central’s Affiliates or by any distributor, sales representative or similar broker, dealer or agent of North Central’s or North Central’s Affiliates’ products.  Prior to the date of this Agreement, Sellers have made available to Buyer true and complete copies of all permits, licenses, approvals or other documents identified in Schedule 3.1E.

             (f)         Banks and Depositories.  Schedule 3.1F sets forth a list of each bank, broker or other depository with which North Central or North Central’s Affiliates has an account or safe deposit box, the names and numbers of such accounts or boxes and the names of all persons authorized to draw or execute transactions on such accounts.

             (g)        Loans and Credit Agreements, Etc.  Schedule 3.1G sets forth a list of all outstanding mortgages, promissory notes, evidences of indebtedness, deeds of trust, indentures, loan or credit agreements or similar instruments for money borrowed, excluding normal trade credit, to which North Central or any of North Central’s Affiliates is a party (as lender or borrower), written or otherwise, and all amendments or modifications, if any, thereof.  Prior to the date of this Agreement, Sellers have made available to Buyer true and complete copies of all documents identified in Schedule 3.1G.

             (h)        Insurance Policies and Claims.  Schedule 3.1H sets forth a list, including the term, coverages, premium rates, limits and deductibles thereof, of all policies of insurance maintained by North Central or North Central’s Affiliates and covering any of their officers, directors, employees, agents, properties, buildings, machinery, equipment, furniture, fixtures or operations and a description of each claim made by North Central or North Central’s Affiliates under any such policy of insurance during the preceding five (5) year period describing such claim and the amount of it.  Prior to the date of this Agreement, Sellers have made available to Buyer true and complete copies of all policies of insurance identified in Schedule 3.1H, and true and complete copies of all documentation regarding claims made under them.

             (i)          Certain Employees.  Schedule 3.1I sets forth (i) the name and current annual salary rate of each director, officer or employee of North Central or North Central’s Affiliates whose total remuneration for North Central’s or North Central’s Affiliates’ last fiscal year was, or for the current year has been set at, in excess of $20,000, together with a summary of the bonuses, additional compensation and other benefits, if any, paid or payable to such persons as of the date of this Agreement or in the future; (ii) the name of each employee and each individual to whom employment has been offered and who has accepted such offer, including scheduled starting date, and (iii) the names of all former employees whose employment has terminated either voluntarily or involuntarily during the preceding 12–month period.

             (j)          Employee Plans.  Schedule 3.1J sets forth a list of all Employee Plans and any related insurance contracts and trust and custodial agreements.  Prior to the date of this Agreement, Sellers have made available to Buyer true and complete copies of all documents listed in Schedule 3.1J.

             (k)         Powers of Attorney .  Schedule 3.1K sets forth the names of all persons, if any, holding powers of attorney from North Central or North Central’s Affiliates and a description of the scope of each such power of attorney.

             (l)          Taxes .  Schedule 3.1L sets forth a list of (i) all tax, assessment or information reports and returns filed by or on behalf of North Central, North Central’s Affiliates or their predecessors with any jurisdiction during the last 7 years, and (ii) a list of all tax or assessment elections of North Central or North Central’s Affiliates in effect.  Prior to the date of this Agreement, Sellers have made available to Buyer true and complete copies of all documents listed in Schedule 3.1L and all material correspondence to or from taxing authorities during the preceding 7 year period, and have made available to Buyer for review and copying all working papers of persons who prepared any of the documents listed in Schedule 3.1L.

             3.2)       Organization; Directors and Officers .  North Central is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all necessary corporate power and authority to own its properties and assets and conduct the business presently being conducted by it.  Engineered Narrow Fabrics, Incorporated (“Narrow Fabrics”) is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts, and has all necessary corporate power and authority to own its properties and assets and conduct the business presently being conducted by it.  Red Snap’r of Canada Limited (“Red Snap’r Canada”) is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario, Canada, and has all necessary corporate power and authority to own its properties and assets and conduct the business presently being conducted by it.  North Central and North Central’s Affiliates are each qualified or licensed to transact business as a foreign corporation in each jurisdiction in which the character of their respective properties or the nature of their respective activities makes any such qualification necessary and where the failure to be so qualified would have a material adverse effect upon the businesses of North Central or North Central’s Affiliates.  The jurisdictions in which North Central or North Central’s Affiliates are qualified are listed on Schedule 3.2.  Schedule 3.2 also sets forth a list of the directors and officers (with all titles and positions indicated) of North Central and North Central’s Affiliates.  Sellers have previously made available to Buyer complete and correct copies of the Articles of Incorporation and Bylaws of North Central and North Central’s Affiliates, and all amendments thereto.

             3.3)       Capital Stock.  North Central's authorized capital stock consists of 10,000 shares of common stock, par value $10, of which 2,439 shares of Stock are issued and outstanding as of the date of this Agreement.  The number of shares of Stock owned or held be each of Sellers is set forth on Schedule 3.3.  All Stock is owned by Sellers, free and clear of any Liens.  Except as set forth in Schedule 3.3, there are no outstanding North Central Options, and there are no plans, contracts or commitments providing for the issuance or granting of Stock, North Central Options or other securities of North Central.  North Central Options were issued to the persons and in the amounts and having the exercise prices listed on Schedule 3.3.  There is no indebtedness of North Central convertible into Stock or other securities of North Central.  All issued and outstanding shares of Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

             Narrow Fabrics’ authorized capital and number of shares of outstanding capital stock is as described on Schedule 3.3.  Except as described on Schedule 3.3, North Central owns all of the outstanding capital stock of Narrow Fabrics, free and clear of any Liens.  Except as set forth in Schedule 3.3, there are no outstanding options to acquire capital stock or other securities of Narrow Fabrics, and there are no plans, contracts or commitments providing for the issuance or granting of any securities of Narrow Fabrics.  There is no indebtedness of Narrow Fabrics convertible into securities of Narrow Fabrics.  All issued and outstanding shares of capital stock of Narrow Fabrics have been duly authorized and validly issued, and are fully paid and nonassessable.

             Red Snap’r Canada’s authorized capital and number of shares of outstanding capital stock is as described on Schedule 3.3.  Except as described on Schedule 3.3, North Central owns all of the outstanding capital stock of Red Snap’r Canada, free and clear of any Liens.  Except as set forth in Schedule 3.3, there are no outstanding options to acquire capital stock or other securities of Red Snap’r Canada, and there are no plans, contracts or commitments providing for the issuance or granting of any securities of Red Snap’r Canada.  There is no indebtedness of Red Snap’r Canada convertible into securities of Red Snap’r Canada.  All issued and outstanding shares of capital stock of Red Snap’r Canada have been duly authorized and validly issued, and are fully paid and nonassessable.

             3.4)       Subsidiaries.  North Central and North Central’s Affiliates have no ownership or equity interest, direct or indirect, in any other business, corporation, joint venture, partnership or proprietorship except as set forth on Schedule 3.4.

             3.5)       Authorization and Binding Obligation .  The execution, delivery and performance by Sellers and North Central of this Agreement and the transactions and agreements contemplated by this Agreement have been duly and validly authorized and approved by all requisite corporate action on the part of North Central and by all requisite corporate action on the part of Sellers.  Each of North Central and Sellers have all requisite power and authority to do and perform all acts and things required to be done by it under this Agreement and the agreements contemplated by this Agreement.  This Agreement constitutes and, when executed, the agreements contemplated by this Agreement will constitute, the valid and binding obligations of North Central and Sellers, enforceable in accordance with its and their respective terms except as may be limited by laws affecting creditors rights generally or by judicial limitations on the right to specific performance or other equitable remedies.

             The Jette Lord, Thomas Lord and Wayne (the “Minority Sellers”) specifically represent and warrant they have voluntarily consented and agreed to the provisions of this Agreement concerning Purchase Price, Earn Out, Separate Noncompetition Agreement, Building Purchase Agreement and Lease and Option to Purchase Agreement, Berg Employment Agreement and Langlie Employment Agreement which may result in the Minority Sellers receiving less consideration in connection with the transactions contemplated by this Agreement than do Berg and Langlie (the “Consideration Ratio”).  Minority Sellers have been separately represented by counsel in connection with this Agreement and the Consideration Ratio and any implications of it or have had the opportunity to consult with such counsel and have voluntarily chosen not to do so.

             3.6)       Consents Required.  Except for any items set forth in Schedule 3.6, the execution and delivery of this Agreement and the agreements contemplated by this Agreement, the sale and purchase of the Stock, the cancellation of the North Central Options and the consummation of the transactions contemplated by this Agreement in compliance with the terms and provisions of this Agreement by North Central or Sellers will not:

             (a)         Conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Articles of Incorporation or Bylaws or other governing instruments of North Central, North Central’s Affiliates or of Sellers, or any material agreement, mortgage, lease, judgment, order, award, decree or other instrument or restriction to which North Central, North Central’s Affiliates or any Seller is a party or by which North Central, any North Central Affiliate or any Seller or any of their assets is bound or affected;

             (b)        Violate in any material respect any statute, rule, regulation, order or decree of any federal, state, local or foreign body or authority by which North Central, any North Central Affiliate or any Seller or any of their properties or assets may be bound;

             (c)         Require any material approval, consent, authorization or other order or action of any court, governmental authority, regulatory body, creditor or any other person; or

             (d)        Give any party with rights under any such material agreement, mortgage, lease, judgment, order, award, decree or other instrument or restriction the right to terminate, modify or otherwise materially change the rights or obligations of North Central or North Central’s Affiliates there under.

             3.7)       Financial Statements.  Attached as Schedule 3.7 is a true and complete copy of (i) North Central's consolidated unaudited financial statements as of and for the month ended May 31, 2001 (the "Unaudited Financial Statements"; the balance sheet included in the Unaudited Financial Statements is the "Unaudited Balance Sheet"), and (ii) North Central's consolidated audited financial statements for the year ended April 30, 2001, together with notes thereto (the "Audited Financial Statements"; the balance sheet included in the Audited Financial Statements is the "Audited Balance Sheet").  The Unaudited Financial Statements have been prepared in accordance with generally accepted accounting principles except for (i) the absence of footnote disclosures, (ii) the need for normal year-end audit adjustments, and (iii) as described on Schedule 3.7.  The Unaudited Financial Statements have been derived from the internal books and records of North Central, Narrow Fabrics and Red Snap’r Canada which have been maintained in accordance with generally accepted accounting principles.

             3.8)       Taxes.  Except as set forth in Schedule 3.8:  (i) North Central or North Central’s Affiliates have timely filed all tax or assessment reports and tax returns (including any applicable information returns) that may be required by any law or regulation of any jurisdiction to be filed, and all such reports and returns are true, correct and complete in all material respects; (ii) North Central and North Central’s Affiliates have duly paid, deposited or accrued on their respective books of account, all material Taxes pursuant to such reports and returns, or assessed against North Central or any of North Central’s Affiliates, or that North Central or any of North Central’s Affiliates is obligated to withhold from amounts owing to any employee; (iii) North Central and North Central’s Affiliates have no liability for any Taxes materially in excess of the amounts stated in the Audited Financial Statements with respect to all time periods or portions thereof ending on or before the dates thereof; (iv) neither the assessment of any additional material Taxes that by law should have been reported or paid or in accordance with generally accepted accounting principles should have been accrued, nor any investigation or audit, is pending, threatened or expected; and (v) no taxing or assessment authority has indicated to North Central, North Central’s Affiliates or Sellers any intent to conduct an audit or other investigation or asserted any unresolved deficiencies with respect to Tax liabilities of North Central or North Central’s Affiliates for any period and there are no facts or circumstances that would give rise thereto.

             3.9)       Absence of Undisclosed Liabilities.  To Sellers’ knowledge, there are no material debts, liabilities, or claims against North Central or North Central’s Affiliates, or legal basis therefor, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, including, but not limited to, liabilities on account of taxes, other governmental charges, duties, penalties, interest or fines, except:

             (a)         Liabilities, to the extent set forth or reserved against in the Audited Balance Sheet;

             (b)        Liabilities incurred in the ordinary course of business (and in compliance with this Agreement) since the date of the Audited Balance Sheet; or

             (c)         Liabilities disclosed in Schedule 3.9 or specifically disclosed in any other schedule to this Agreement.

             3.10)     Absence of Certain Changes and Events .  Except as set forth in Schedule 3.10, since the date of the Audited Balance Sheet North Central and North Central’s Affiliates have not (i) sold or otherwise disposed of any of their real property or real property leases, or entered into any renewals or extensions of such existing leases or entered into any new leases; (ii) made any material increase in the compensation or benefits payable or to become payable by North Central or North Central’s Affiliates to any officers, employees or consultants whose total remuneration for the last fiscal year was, or for the current fiscal year is expected to be after any such increase, more than $20,000, or paid or accrued any bonus, percentage of compensation, severance benefit or other like benefit to, or for the credit of, any officer, employee or consultant, except in accordance with such plans and arrangements as were in effect prior to the date of the Audited Balance Sheet or are set forth in Schedule 3.1I; (iii) entered into, amended, terminated or received notice of termination of any material contract, license, franchise, commitment or other arrangement other than in the ordinary course of business; (iv) altered or revised its accounting principles, procedures, methods or practices except as required by law; (v) changed their credit policies as to sales of Inventories, discounts, product returns, warranties or collection of receivables; (vi) transferred or otherwise disposed of any material assets except Inventory in the ordinary course of business; (vii) incurred, discharged or satisfied any material liability (absolute or contingent), mortgage, lien, security interest or encumbrance other than in the ordinary course of business; (viii) except as set forth on the Audited Balance Sheet, declared or paid any dividend or other distribution in cash or securities, or redeemed, repurchased or otherwise acquired any capital stock or other securities of North Central or North Central’s Affiliates; (ix) issued or committed to issue any securities of, or other ownership interests in, North Central or North Central’s Affiliates; (x) made any purchase commitment in excess of the normal, ordinary and usual requirements of their businesses, or made any change in their selling, pricing, advertising or personnel practices inconsistent with its prior practice; (xi) written off or down as uncollectible any notes or accounts receivable or portion thereof except in amounts that in the aggregate are not materially in excess of preexisting reserves therefor, or taken, set aside or increased any reserves or charges on their books against earnings or assets; (xii) failed to replenish their Inventories in a normal and customary manner consistent with their prior practices and prudent business practices prevailing in North Central and North Central’s Affiliates’ industry; (xiii) entered into any compromise or settlement of or suffered any judgment in any litigation, proceeding, or governmental investigation relating to them or their assets, properties, rights or businesses; (xiv) suffered any material damage, destruction or loss whether or not covered by insurance; (xv) made any capital expenditures or commitment therefor in excess of $20,000; or (xvi) entered into any written or oral agreement, other than this Agreement, to do any of the things enumerated in (i) through (xv) of this Section.

             3.11)     Assets.  The fixtures, equipment, facilities and operating assets of North Central and North Central’s Affiliates are suitable for the uses for which intended, except as set forth in Schedule 3.11, free from defects and in good operating condition (ordinary wear and tear excepted) in all material respects; all such assets are being and have been properly and regularly serviced and maintained by North Central or North Central’s Affiliates in a manner that would not void or limit the coverage of any warranty thereon; and all improvements and modifications of such facilities by North Central or North Central’s Affiliates, North Central’s or North Central’s Affiliates’ uses of such facilities and all such facilities and their uses conform in all material respects to all applicable zoning and building laws.  North Central and North Central’s Affiliates have good, marketable and insurable title to, or, in the case of leases, valid and subsisting leasehold interests in, all assets used in the operations (as presently conducted) of North Central and North Central’s Affiliates, free and clear of any material Liens except Liens for current taxes or assessments not yet due and payable.  On Schedule 3.11 under the heading “Non-Company Assets” Sellers have listed assets on the premises of North Central which Buyer and Sellers have agreed are personal assets of Berg and Langlie.

             3.12)     Trademarks, Patents and Trade Secrets .  Except as set forth in Schedule 3.12, all Intellectual Property that is necessary to North Central’s or North Central’s Affiliates’ operations as presently conducted or in the production of any of North Central’s or North Central’s Affiliates’ products (the "North Central Intellectual Property") is owned by or licensed to North Central or North Central’s Affiliates.  Except as set forth in Schedule 3.12, neither North Central or North Central’s Affiliates, their businesses or any of their products infringes or misappropriates the Intellectual Property rights of others.  No present or former employee or consultant of North Central or North Central’s Affiliates has violated any noncompetition, confidentiality, or assignment of inventions covenant or obligation by reason of such employee's or consultant's employment with or consulting to North Central or North Central’s Affiliates.  Except as set forth in Schedule 3.12, the North Central Intellectual Property has not been challenged in any judicial or administrative proceeding.  All North Central Intellectual Property listed in Schedule 3.1C have the status indicated therein and all applications are still pending in good standing and have not been abandoned.  North Central, North Central’s Affiliates and Sellers have taken all necessary steps and appropriate actions to record their interests, and protect their rights, in the North Central Intellectual Property.  No person or entity nor such person's or entity's business nor any of its products has infringed or misappropriated the North Central Intellectual Property rights or currently is infringing or misappropriating such rights.  Except as set forth on Schedule 3.12, no employee or consultant of North Central or North Central’s Affiliates is subject to or otherwise restricted by any employment, nondisclosure, assignment of inventions, nonsolicitation of employees or noncompetition agreement between such employee or consultant and a third party.

             3.13)     Accounts Receivable.  All accounts and notes receivable shown on the Audited Balance Sheet and all accounts and notes receivable of North Central or North Central’s Affiliates created up to the Closing Date will be collected within the credit terms applicable to the customer after the Closing in the ordinary course of business, net of the reserve set forth on the Audited Balance Sheet which has not been used as of the date of this Agreement.  All accounts and notes receivable shown on the Audited Balance Sheet are, except to the extent already paid, valid and collectible obligations owing to North Central or North Central’s Affiliates, not subject to any defenses or set–offs.  North Central and North Central’s Affiliates do not have any notes or accounts receivable owed to North Central or any of North Central’s Affiliates from any director, officer or Sellers.

             3.14)     Inventories.  All Inventories of North Central and North Central’s Affiliates consist of items of merchantable quality and quantity usable or salable in the ordinary course of North Central’s or North Central’s Affiliates’ businesses, and are salable at prevailing market prices not less than the book value amounts thereof.  All Inventories of North Central or North Central’s Affiliates conform to the specifications established therefor and have been manufactured in accordance with any applicable regulatory requirements.  The quantities of all Inventories (net of allowance for obsolete or excess Inventory consistent with past practice) are not obsolete, damaged, slow moving, defective or excessive, and are reasonable in the circumstances of North Central’s or North Central’s Affiliates’ businesses.  Schedule 3.1A sets forth a complete list of the addresses of all warehouses or other facilities owned or leased by North Central or North Central’s Affiliates and in which North Central’s or North Central’s Affiliates’ Inventories are located.

             3.15)     Licenses; Compliance with Laws, Regulations, Etc.   North Central and North Central’s Affiliates possess all necessary governmental approvals, and all material permits, licenses and other approvals and authorizations that are necessary for the conduct of their businesses as presently conducted, and all of such licenses, permits and other approvals and authorizations are in good standing, full force and effect.  All such licenses, permits, approvals or authorizations will continue to be in full force and effect immediately after the consummation of the transactions contemplated in this Agreement and not be affected by the transactions contemplated in this Agreement.  North Central, North Central’s Affiliates and their actions, properties, products, practices and procedures, and any agreements to which North Central or any of North Central’s Affiliates is a party or is bound, have complied, and are in compliance, in all material respects with all applicable laws (including common law and the Americans with Disabilities Act), statutes, ordinances, orders, decrees, rules, regulations, interpretations and requirements promulgated by governmental or other authorities.  No statute, rule, regulation, order or interpretation has been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court that would make consummation by North Central and Sellers of the transactions contemplated by this Agreement illegal.

             3.16)     Litigation.  Except as set forth in Schedule 3.16, there is no action, lawsuit, claim, proceeding, or investigation of any kind pending or threatened against, by or affecting North Central or North Central’s Affiliates that if decided adversely against North Central or North Central’s Affiliates would have a material adverse effect upon the businesses of North Central or North Central’s Affiliates.  North Central and North Central’s Affiliates are not in default with respect to any order, writ, injunction, or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, materially affecting or relating to their businesses or assets.  No suit, action or other proceeding is pending or threatened by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, and no investigation that might eventuate in any such suit, action or other proceeding is pending or overtly threatened.

             3.17)     Warranties, Leases, Contracts.  All products manufactured or sold, and all services provided, by North Central or North Central’s Affiliates have complied, and are in compliance, in all material respects with all contractual requirements, warranties or covenants, express or implied, applicable thereto, and with all applicable governmental, trade association or regulatory specifications therefor or applicable thereto.  The terms of North Central’s or North Central’s Affiliates’ product and service warranties and product return, discount, demo sales and credit policies are set forth in Schedule 3.17.  North Central and North Central’s Affiliates have performed all material obligations required to be performed by them and are not in default under any material lease, contract, mortgage, promissory note, evidence of indebtedness or other agreement or commitment to which North Central or any of North Central’s Affiliates is a party or by which North Central or any of North Central’s Affiliates is bound, and the same are in full force and effect on the date of this Agreement and valid and enforceable by North Central or North Central’s Affiliates in accordance with their respective terms except as may be limited by laws affecting creditors' rights generally or by judicial limitations on the right to specific performance or other equitable remedies.  There has not been any event of default (or any event or condition that with notice or the lapse of time, both or otherwise, would constitute an event of default) on the part of North Central or any of North Central’s Affiliates or any party to any thereof that is expected to have a material adverse effect on North Central or any of North Central’s Affiliates.  Performance of any such lease, contract, mortgage, promissory note, evidence of indebtedness or other agreement is not expected to have a material adverse effect on North Central or North Central’s Affiliates.

             3.18)     Insurance Policies.  All policies of insurance listed in Schedule 3.1H are in full force and effect, and have been issued for the benefit of North Central or North Central’s Affiliates.  North Central and North Central’s Affiliates have promptly and properly notified their insurance carriers of any and all claims known to them with respect to their operations or products for which they are insured.

             3.19)     Labor Agreements.  None of North Central or North Central’s Affiliates is a party to any collective bargaining agreement with any labor organization.  There is not currently pending or threatened a demand for recognition from any labor union with respect to, and Sellers have no knowledge of any attempt that has been made or is being made to organize, any of the persons employed by North Central or North Central’s Affiliates.  There has never been and is not now any strike, slow–down, work stoppage or lockout, or any threat thereof, by or with respect to any of the employees of North Central or North Central’s Affiliates.

             3.20)     Benefit Plans.

             (a)         Except as set forth in Schedule 3.1J, North Central and North Central’s Affiliates do not sponsor, maintain, or contribute to any "employee pension benefit plan" ("Pension Plan"), as such term is defined in Section 3(2) of ERISA, including, solely for the purpose of this subsection, a plan excluded from coverage by Section 4(b)(5) of ERISA.  Any such Pension Plan presently maintained by North Central or North Central’s Affiliates is, in all material respects, in compliance with applicable provisions of ERISA, the Code and other applicable law.

             (b)        North Central and North Central’s Affiliates do not sponsor, maintain, contribute to any Pension Plan that is a "Multiemployer Plan" within the meaning of Section 4001(a)(3) of ERISA.

             (c)         Except as set forth in Schedule 3.1J, North Central and North Central’s Affiliates do not sponsor, maintain, or contribute to any "employee welfare benefit plan" ("Welfare Plan"), as such term is defined in Section 3(1) of ERISA, whether insured or otherwise, and any such Welfare Plan presently maintained by North Central or North Central’s Affiliates is, in all material respects, in compliance with the provisions of ERISA, the Code and all other applicable laws, including, but not limited to, Section 4980B of the Code, the regulations under such Section and Part 6 of Title I of ERISA.  Except as set forth in Schedule 3.1J, none of North Central or North Central’s Affiliates has established or contributed to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

             (d)        None of North Central or North Central’s Affiliates sponsors, maintains or contributes to a "self-insured medical reimbursement plan" within the meaning of Section 105(h) of the Code and the regulations under such Section.

             (e)         Except as set forth in Schedule 3.1J, none of North Central or North Central’s Affiliates currently maintains or contributes to any oral or written bonus, profit-sharing, compensation (incentive or otherwise), commission, stock option or other stock-based compensation, retirement, severance, vacation, sick or parental leave, dependent care, deferred compensation, cafeteria, disability, hospitalization, medical, death, retiree, insurance or other benefit or welfare or other similar plan, agreement, trust, fund or arrangement providing for the remuneration or benefit of all or any employees or shareholders, that is neither a Pension Plan nor a Welfare Plan (collectively, the "Compensation Plans").

             (f)         Neither any Pension Plans or Welfare Plans nor any trust created or insurance contract issued there under nor any trustee, fiduciary, custodian, or administrator thereof, nor any officer, director or employee of North Central or North Central’s Affiliates, custodian or any other "disqualified person" within the meaning of Section 4975(e)(2) of the Code, or "party in interest" within the meaning of Section 3(14) of ERISA, with respect to any such plan has engaged in any act or omission that could reasonably be expected to subject North Central or any of North Central’s Affiliates, either directly or indirectly, to a tax or penalty on prohibited transactions imposed by Sections 4975 of the Code or 406 of ERISA, a liability for breach of fiduciary duties under ERISA or a civil penalty imposed by Section 502 of ERISA.

             (g)        Full payment has been made of all amounts that North Central or North Central’s Affiliates is required, under applicable law, with respect to any Pension Plan, Welfare Plan or Compensation Plan, or any agreement relating to any Pension Plan, Welfare Plan or Compensation Plan, to have paid as a contribution to each Pension Plan, Welfare Plan or Compensation Plan.  To the extent required by generally accepted accounting principles, North Central and North Central’s Affiliates have made adequate provisions for reserves to meet contributions that have not been made because they are not yet due under the terms of any Pension Plan, Welfare Plan or Compensation Plan or related agreements.  There will be no change on or before the Closing Date in the operation of any Pension Plan, Welfare Plan or Compensation Plan or documents under which any such plan is maintained that will result in an increase in the benefit liabilities under such plan, except as may be required by law.  The IRS has issued favorable determination letters, or applications for favorable determination letters have been timely submitted and no unfavorable determination letters have been received, with respect to all North Central’s or North Central’s Affiliates Pension Plans that are intended to be qualified under Section 401(a) of the Code.

             (h)        Schedule 3.1J lists all Pension Plans, Welfare Plans and Compensation Plans, and prior to the date of this Agreement, Sellers have made available to Buyer complete and accurate copies of all of such Pension Plans, Welfare Plans, Compensation Plans and related agreements, annual reports (Form 5500), favorable determination letters, current summary plan descriptions, and all employee handbooks or manuals.

             3.21)     Employees.

             (a)         Except as set forth in Schedule 3.21 or in the Audited Balance Sheet, North Central and North Central’s Affiliates have no obligations and the transactions contemplated by this Agreement will give rise to no obligations to its directors, officers, employees, consultants, or agents other than obligations arising in the ordinary course of business since the date of the Audited Balance Sheet on account of wages, salaries, commissions and bonuses for prior services performed or business produced.

             (b)        Except as set forth in Schedule 3.21, there have been no lawsuits or claims brought by any employee or consultant or former employee or consultant of North Central or North Central’s Affiliates against North Central or North Central’s Affiliates during the preceding 5 years.

             (c)         Except as set forth in Schedule 3.21, there are no severance or early retirement payments that are or were due from North Central or North Central’s Affiliates under the terms of any agreement, oral or written.

             3.22)     No Finders.  No act of North Central, North Central’s Affiliates or Sellers have given or will give rise to any valid claim against any of the parties to this Agreement for a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated in this Agreement.

             3.23)     Contracts with Related Parties.  Except as set forth in Schedules 3.1I, 3.21 or 3.23, there are no contracts between North Central or North Central’s Affiliates and any of its officers or directors or between North Central or North Central’s Affiliates and Sellers or between North Central or North Central’s Affiliates and any entity in which any North Central or North Central’s Affiliates officers or directors owns a more than 5% equity interest.

             3.24)     Relations with Suppliers and Customers .  No material current supplier of North Central or North Central’s Affiliates has cancelled any contract or order for provision of, and there has been no information to the effect that any such supplier may not provide, raw materials, products, supplies, or services to the businesses of North Central or North Central’s Affiliates either prior to or following the Closing Date.  Except as set forth in Schedule 3.24, North Central and North Central’s Affiliates have not received any information from any customer to the effect that such customer intends to materially decrease the amount of business such customer does with North Central or North Central’s Affiliates either prior to or following the Closing Date.

             3.25)     Product Liability Claims.  All products that North Central or North Central’s Affiliates have in Inventory or have sold have been and are in all material respects merchantable, free from material defects in material or workmanship, and suitable for the purpose for which they are sold.  Except as set forth in Schedule 3.25, North Central and North Central’s Affiliates have never incurred any uninsured or insured Product Liability.  Except as set forth in Schedule 3.25, North Central and North Central’s Affiliates have never received a claim based upon alleged Product Liability, and no basis for any such claim exists.

             3.26)     Environmental Matters.  Except as set forth on Schedule 3.26:  North Central and North Central’s Affiliates have obtained, and are in material compliance with, all permits, licenses or other approvals necessary under the Environmental Laws or Regulations with respect to the North Central’s or North Central’s Affiliates’ businesses or assets, and are in material compliance with all Environmental Laws or Regulations, except for those permits, licenses or other approvals the absence of which, and except for Environmental Laws or Regulations the noncompliance with which, would not have a material adverse effect on North Central or North Central’s Affiliates.  North Central’s or North Central’s Affiliates’ businesses and assets comply fully with all Environmental Laws or Regulations except those Environmental Laws or Regulations the noncompliance with which would not have a material adverse effect on North Central or North Central’s Affiliates.  Neither North Central or North Central’s Affiliates nor their businesses or assets have been or are subject to any actual or threatened investigations, administrative proceedings, litigation, regulatory hearings, or other actions threatened, proposed or pending that allege (i) actual or threatened violation of or noncompliance with any Environmental Law or Regulation; or (ii) actual or threatened personal injury or property damage or contamination of any kind resulting from a release or threatened release of a Hazardous Substance by North Central or North Central’s Affiliates with respect to North Central’s or North Central’s Affiliates’ businesses or assets.  With respect to the real property used in connection with North Central’s or North Central’s Affiliates’ businesses and assets, (i) no above–ground or underground storage tanks are or were present on such real property or any improvements on structures thereon; (ii) such real property is not listed on the federal CERCLIS or on any local, state or federal list of hazardous waste sites; (iii) no Lien in favor of any governmental authority in response to a release or threatened release of any Hazardous Substance has been filed or attached to such real property; and (iv) there has been no past or present use, manufacture, generation, storage, transportation or disposal by North Central or North Central’s Affiliates of any Hazardous Substance at or under such real property except in compliance with all Environmental Laws or Regulations (excluding those Environmental Laws or Regulations the noncompliance with which would not have a material adverse effect on North Central or North Central’s Affiliates).

             3.27)     Absence of Certain Business Practices .  Neither North Central, any of North Central’s Affiliates, any officer, employee or agent of North Central or North Central’s Affiliates, or any other person acting on their respective behalves has directly or indirectly, during the preceding 7 years, given or agreed to give any material gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the businesses of North Central or North Central’s Affiliates (or assist North Central or North Central’s Affiliates in connection with any actual or proposed transaction), except North Central, North Central’s Affiliates and/or their officers, employees and agents have engaged in lawful customer entertainment and business promotion activities.

             3.28)     Corporate Records.  The minute books of North Central and North Central’s Affiliates are complete and correctly reflect in all material respects, all corporate actions taken by them at all meetings or through written action and correctly record all resolutions of the Board of Directors of North Central or North Central’s Affiliates, as the case may be.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF BUYER

             Buyer represents and warrants to Sellers as of the date of this Agreement as follows:

             4.1)       Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

             4.2)       Authorization and Binding Obligation .  The execution, delivery and performance by Buyer of this Agreement and the transactions and agreements contemplated by this Agreement have been duly and validly authorized and approved by all requisite corporate action on the part of Buyer. Buyer has all requisite power and authority to do and perform all acts and things required to be done by it under this Agreement and the agreements contemplated by this Agreement.  This Agreement constitutes and, when executed, the agreements contemplated by this Agreement will constitute, the valid and binding obligation of Buyer, enforceable in accordance with its and their respective terms except as may be limited by laws affecting creditors' rights generally or by judicial limitations on the right to specific performance or other equitable remedies.

             4.3)       Consents Required.  Except for any items set forth in Schedule 4.3, the execution and delivery of this Agreement and the agreements contemplated by this Agreement, the sale and purchase of the Stock and the consummation of the transactions contemplated by this Agreement in compliance with the terms and provisions of this Agreement by Buyer will not:

             (a)         Conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Articles of Incorporation or Bylaws or other governing instruments of Buyer, or any material agreement, mortgage, lease, judgment, order, award, decree or other instrument or restriction to which Buyer is a party or by which Buyer or any of its assets is bound or affected;

             (b)        Violate any material statute, rule, regulation, order or decree of any federal, state, local or foreign body or authority by which Buyer or any of its properties or assets may be bound.

             (c)         Require any material approval, consent, authorization or other order or action of any court, governmental authority, regulatory body, creditor or any other person; or

             (d)        Give any party with rights under any such material agreement, mortgage, lease, judgment, order, award, decree or other instrument or restriction the right to terminate, modify or otherwise materially change the rights or obligations of Buyer there under.

             4.5)       No Finders.  No act of Buyer has given or will give rise to any valid claim against any of the parties to this Agreement for a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated in this Agreement, except that Buyer will pay the fees and expenses of Tom McMullen in connection with the transactions contemplated by this Agreement.

             4.6)       Investment Purpose in Acquiring the Stock .  Buyer is acquiring the Stock for its own account for investment purposes only and not with a view to their resale or distribution in violation of the Securities Act.  Buyer has the requisite investment intent to satisfy Section 4(2) of the Securities Act.  Buyer is an "accredited investor" as such term is used in Rule 501 under the Securities Act.

ARTICLE 5.
COVENANTS

             5.1)       Approvals and Consents .  Sellers will use all reasonable efforts to obtain all material approvals and consents of all third parties necessary on the part of North Central, North Central’s Affiliates or Sellers to consummate the transactions contemplated in this Agreement. Buyer agrees to cooperate with North Central, North Central’s Affiliates and Sellers in connection with obtaining such approvals and consents.

             5.2)       Preserve Accuracy of Representations and Warranties .  Each of Sellers and Buyer will refrain from knowingly taking any action, except with the prior written consent of the other parties, that would render any representation, warranty or agreement of such party in this Agreement inaccurate or breached as of the Closing (as though made at and as of the Closing) in any material respect.  At all times prior to the Closing, each party will promptly inform the others in writing with respect to any matters arising after the date of this Agreement that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules pursuant to Article 3.

             5.3)       Maintain North Central or North Central’s Affiliates as Going Concerns.  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Sellers will use all reasonable efforts to cause North Central and North Central’s Affiliates to conduct their operations according to the ordinary and usual course of business and consistent with past practices, and Sellers will use all reasonable efforts, to the extent that it is within Sellers’ control, to preserve intact North Central and North Central’s Affiliates’ business organizations, to maintain their businesses in the ordinary course, to keep available the services of their respective officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with North Central or North Central’s Affiliates.  Sellers will promptly advise Buyer orally and in writing of any materially adverse change in the businesses of North Central or North Central’s Affiliates and permit Buyer to consult with Sellers with respect to any material changes in North Central’s or North Central’s Affiliates’ businesses.  Except as otherwise expressly provided in or contemplated by this Agreement or to the extent specifically disclosed on the Schedules to this Agreement, during the period from the date of this Agreement to the Closing Date, Sellers will not cause or permit North Central or North Central’s Affiliates to, without the prior written consent of Buyer:

             (a)         amend their respective Articles of Incorporation or Bylaws;

             (b)        authorize for issuance, issue, sell, or deliver (whether through the issuance or granting of additional options (other than in the ordinary course of business and consistent with past practice), warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into shares of Stock or other securities of North Central or North Central’s Affiliates;

             (c)         split, combine or reclassify any shares of Stock or other securities of North Central or North Central’s Affiliates, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Stock or other securities of North Central or North Central’s Affiliates; or redeem or otherwise acquire any shares of Stock or other securities of North Central or North Central’s Affiliates; or amend or alter any material term of any of the Stock or other securities of North Central or North Central’s Affiliates;

             (d)        create, incur or assume any material indebtedness for borrowed money (except under current credit facilities), or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person, other than in the ordinary course of business and consistent with past practice; or make any material loans, advances or capital contributions to, or investments in, any other person; or create, incur or assume any material Lien on any material asset;

             (e)         (i) materially increase the compensation of any of their directors, officers, employees, shareholders or consultants, except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date of this Agreement, or accelerate the payment of any such compensation (whether or not any such acceleration is consistent with past practice); (ii) accelerate or otherwise materially modify the payment, vesting, exercisability, or other feature or requirement of any pension, retirement allowance, severance pay, stock option or other employee benefit not required by any existing plan, agreement or arrangement or by applicable law to any such director, officer, employee, shareholder or consultant, whether past or present; or (iii) except in accordance with their customary past practices, commit themselves to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any person, or amend in any material manner any of such plans or any of such agreements in existence on the date of this Agreement;

             (f)         except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date of this Agreement, (i) sell, transfer, mortgage, or otherwise dispose of or encumber any material real or personal property, except pursuant to the Building Purchase Agreement; (ii) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), or (iii) cancel any material debts or waive any material claims or rights that involve payments or commitments to make payments that individually exceeds $5,000 or, in the aggregate, exceed $25,000;

             (g)        change their credit policies as to sales of Inventories or collection of receivables or their Inventory consignment practices;

             (h)        remove or permit to be removed from any building, facility or real property any material machinery, equipment, fixture, vehicle or other personal property or parts thereof, except in the ordinary course of business and except for movement from one facility of North Central or North Central’s Affiliates to another such facility;

             (i)          alter or revise their accounting principles, procedures, methods or practices, except as may be required by generally accepted accounting principles;

             (j)          institute, settle or compromise any claim, action, suit or proceeding pending or threatened by or against it involving amounts in excess of $20,000, at law or in equity or before any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality; or

(k)         agree, whether in writing or otherwise, to do any of the foregoing.

             5.4)       Access to Information and Records Before Closing .  During the period from the date of this Agreement through the Closing, Sellers will afford to Buyer, and to Buyer's accountants, officers, directors, employees, counsel and other representatives, reasonable access during normal business hours, to all of North Central’s or North Central’s Affiliates’ properties, books, contracts, commitments and records, and, during such period, Sellers will furnish promptly to Buyer all information concerning North Central’s or North Central’s Affiliates’ businesses, prospects, properties, results of operations, condition (financial or otherwise) or personnel as Buyer may reasonably request.  Buyer will hold in confidence all such nonpublic information in accordance with the confidentiality letter agreement dated April 4, 2001 (the "Confidentiality Agreement").

             5.5)       Regulatory Approvals.  Buyer and Sellers will take all such action as may be necessary for, and will file and, if appropriate, use all reasonable efforts to have declared effective or approved all documents and notifications with governmental or regulatory bodies that they deem necessary or appropriate for, the consummation of the transactions as contemplated by this Agreement and each party will give the other information reasonably requested by such other party pertaining to it and its Affiliates to enable such other party to take such actions.

             5.6)       Covenant Not to Sue.  Minority Sellers will not commence, maintain or prosecute any action, suit, litigation or proceeding in any court of law or equity in any jurisdiction against Buyer, North Central or North Central’s Affiliates that arises out of, relates to, or is based upon, in whole or in part: (i) the Consideration Ratio or any other document or agreement contemplated by this Agreement; (ii) the sums received by Berg or Langlie under any other document or agreement contemplated by this Agreement; or, (iii) the fact that Minority Sellers are entitled to receive no payments from Buyer or North Central under or with respect to the Separate Noncompetition Agreement, the Lease and Option to Purchase Agreement, the Berg Employment Agreement or the Langlie Employment Agreement.

ARTICLE 6.

CONDITIONS TO BUYER'S OBLIGATIONS

             Buyer’s obligations under this Agreement will, at Buyer’s option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

             6.1)       Truth of Representations and Warranties .  The representations and warranties of Sellers in this Agreement will be true in all material respects on the Closing Date with the same effect as though made at such time, except for changes expressly contemplated by this Agreement or changes that do not have a material adverse effect on the businesses of North Central or North Central’s Affiliates and except for any particular representation and warranty that specifically addresses matters only as of a particular date (which will remain true as of such date).  Sellers will have performed all of Sellers’ material obligations and complied with all of Sellers’ material covenants and conditions prior to or as of the Closing Date.

             6.2)       Required Consents.  Sellers will have obtained all material permits, authorizations, consents and approvals required to be obtained by it pursuant to this Agreement, in form and substance reasonably satisfactory to Buyer, and Buyer will have received evidence satisfactory to Buyer of the receipt of such permits, authorizations, consents and approvals.

             6.3)       Litigation Affecting Closing .  No material suit, action or other proceeding will be pending or threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

             6.4)       Legislation.  No statute, rule, regulation, order, or interpretation will have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court that would make the transactions contemplated by this Agreement illegal.

             6.5)       Earn Out Agreement.  At the Closing, the Sellers will have executed and delivered to Buyer an agreement in the form attached as Exhibit A (the “Earn Out Agreement”).

             6.6)       Separate Noncompetition Agreement.  At the Closing, Berg and Langlie will have executed and delivered to Buyer a noncompetition agreement in the form attached as Exhibit B (the “Separate Noncompetition Agreement”).

             6.7)       Building Purchase and Sale .  At the Closing, North Central and B&L Rentals, L.L.C., a limited liability company owned by Berg and Langlie (“B&L Rentals”), will have executed, delivered and consummated a purchase agreement in the form attached as Exhibit C under which B&L Rentals will have purchased immediately before the Closing for the cash purchase price of $1,400,000 the manufacturing and office building and associated real property in which North Central currently conducts North Central’s business (the “Building Purchase Agreement”).

             6.8)       Lease and Option to Purchase .  At the Closing, B&L Rentals will have executed and delivered to Buyer a lease and option to purchase agreement with North Central in the form attached as Exhibit D (the “Lease and Option to Purchase Agreement”).

             6.9)       Employment Agreements .  At the Closing, Berg will have executed and delivered to Buyer an employment agreement with North Central in the form attached as Exhibit E (the “Berg Employment Agreement”) and Langlie will have executed and delivered to Buyer an employment agreement with North Central in the form attached as Exhibit F (the “Langlie Employment Agreement”).

ARTICLE 7.

CONDITIONS TO SELLERS’ OBLIGATIONS

             Sellers’ obligations under this Agreement will, at Sellers’ option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

             7.1)       Truth of Representations and Warranties .  The representations and warranties of Buyer in this Agreement will be true in all material respects on the Closing Date with the same effect as though made at such time, except for changes expressly contemplated by this Agreement and except for any particular representation and warranty that specifically addresses matters only as of a particular date (which will remain true as of such date).  Buyer will have performed all of Buyer’s material obligations and complied with all of Buyer’s material covenants and conditions prior to or as of the Closing Date.

             7.2)       Consents.  Buyer will have obtained all material permits, authorizations, consents and approvals required to be obtained by them pursuant to this Agreement, in form and substance reasonably satisfactory to Sellers, and Sellers will have received evidence satisfactory to it of the receipt of such permits, authorizations, consents and approvals.

             7.3)       Litigation Affecting Closing .  No material suit, action or other proceeding will be pending or threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

             7.4)       Legislation.  No statute, rule, regulation or order or interpretation will have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court that would make the transactions contemplated by this Agreement illegal.

             7.5)       Earnout Agreement.  At the Closing, Buyer will have executed and delivered to the Sellers the Earnout Agreement.

             7.6)       Separate Noncompetition Agreement.  At the Closing, Buyer will have executed and delivered to Berg and Langlie the Separate Noncompetition Agreement.

             7.7)       Agreements With North Central .  At the Closing, North Central will have executed and delivered to Berg and Langlie the Building Purchase Agreement, the Lease and Option to Purchase Agreement, the Berg Employment Agreement and the Langlie Employment Agreement, if North Central is under the control of Buyer at the time of any failure to so execute and deliver any one or more of such documents.

ARTICLE 8.

CLOSING

             8.1)       Closing Date.  The consummation of the transactions provided for in this Agreement (the "Closing") will take place at 10:00 a.m. (local time) on August 31, 2001, or on such date as Wells Fargo sets for the Closing, or as soon thereafter as all conditions to Closing have been satisfied or waived, or on such other date and/or at such other time as the parties to this Agreement may agree upon (the "Closing Date").  Failure of Wells Fargo to set a Closing Date upon demand after August 31, 2001, will be evidence of Buyer’s failure to obtain financing for the transaction.  The Closing will take place at Fredrikson & Byron, 1100 International Centre, Minneapolis, Minnesota, or at such other place or in such other manner (e.g., by telecopy exchange of signature pages with originals to follow by overnight delivery) as the parties may agree.

             8.2)       Closing Deliveries of Sellers .  In addition to, and without limiting any other provisions of this Agreement, Sellers will deliver to Buyer the following, in form reasonably satisfactory to Buyer and Buyer’s counsel:

             (a)         Stock certificate(s) representing all of the Stock, together with stock powers duly executed by each of Sellers transferring such Stock to Buyer.

             (b)        All of the documents, certificates and instruments required to be delivered to Buyer under Article 6.

             8.3)       Closing Deliveries of Buyer .  In addition to, and without limiting any other provisions of this Agreement, Buyer will, at the Closing, deliver to Sellers the following, in form reasonably satisfactory to Sellers and Sellers’ counsel:

             (a)         The portions of the Purchase Price to Sellers as required by and set out in Section 2.2.

             (b)        All of the documents, certificates and instruments required to be delivered to Sellers under Article 7.

             8.4)       Closing Deliveries of North Central .  North Central will, at the Closing, upon completion of the deliveries required by Section 8.2 and Section 8.3

             (a)         Pay to Berg and Langlie the sum of $760,000 in exchange for an appropriate assurance from them that such payment fully satisfies all liabilities of North Central to Berg and Langlie.

             (b)        Execute and deliver to Berg and Langlie the Building Purchase Agreement.

             (c)         Execute and deliver to Berg and Langlie the Lease and Option to Purchase Agreement.

             (d)        Execute and deliver to Berg the Berg Employment Agreement.

             (e)         Execute and deliver to Langlie the Langlie Employment Agreement.

             8.5)       Proceedings.   No proceedings will be deemed taken nor any documents executed or delivered until all proceedings have been taken and all documents have been executed and delivered.  All proceedings taken and all documents executed and delivered by the parties to this Agreement at the Closing will be deemed to have been taken and executed simultaneously, except that the Closing of the Building Purchase Agreement will be deemed to have been completed prior to the Closing of the purchase and sale of the Stock and the execution and delivery of the Lease and Option to Purchase Agreement.

ARTICLE 9.
TERMINATION

             9.1)       Termination.  This Agreement may be terminated at any time prior to the Closing Date, only:

             (a)         by mutual consent of Sellers and Buyer;

             (b)        by Buyer if any of the conditions specified in Article 6 has not been waived by Buyer or met and it is not reasonably foreseeable that such condition could ever be satisfied; or

             (c)         by Sellers if any of the conditions specified in Article 7 has not been waived by Sellers or met and it is not reasonably foreseeable that such condition could ever be satisfied.

             9.2)       Procedure and Effect of Termination .  In the event of termination of this Agreement by Buyer and/or by Sellers pursuant to Section 9.1, written notice thereof will immediately be given to the other parties and this Agreement will terminate and the transactions contemplated by this Agreement will be abandoned, without further action by any of the parties.  North Central agrees that any termination by all of Sellers will be conclusively binding upon North Central, whether given expressly on its behalf or not, and Buyer will have no further obligation with respect to North Central.  If this Agreement is terminated as provided in this Agreement, no party to this Agreement will have any liability under this Agreement or further obligation under this Agreement to any other party, except as set forth in Section 9.3 and, provided, however, that nothing in this Article will relieve any party of liability for breach of any representation, warranty condition precedent or agreement; and, in such a case, the breaching party will be liable to the non–breaching party for such breach.  In the event of any termination of this Agreement, the Confidentiality Agreement will govern any confidential information about a party obtained in connection with this Agreement.  This Section any the other Sections of this Agreement which are said expressly to survive such termination will survive any termination of this Agreement.

             9.3        Termination Fees.

             (a)         If the transactions contemplated by this Agreement are not consummated for any reason whatsoever, upon failure of the remedy of specific performance, and (i) Sellers is not in material breach of Sellers’ material representations, warranties, covenants and agreements contained in this Agreement, and (ii) none of the conditions set forth in Article 6 will have failed to be satisfied as of the date of such termination, then within two (2) business days after the written demand of Sellers delivered to Buyer following such termination, Buyer will pay to Sellers a termination fee equal to the aggregate sum of $500,000.

             (b)        If the transactions contemplated by this Agreement are not consummated for any reason whatsoever, upon failure of the remedy of specific performance, and (i) Buyer is not in material breach of Buyer’s material representations, warranties, covenants and agreements contained in this Agreement, and (ii) none of the conditions set forth in Article 7 will have failed to be satisfied as of the date of such termination, then within two (2) business days after the written demand of Buyer delivered to Sellers following such termination, Sellers will pay to Buyer a termination fee equal to the aggregate sum of $500,000.  Notwithstanding the above, if Buyer fails to close because Buyer is unable to secure financing for the transaction on terms reasonably acceptable to Buyer, the aggregate termination fee payable by Buyer to Sellers will equal $75,000.

             (c)         The parties acknowledge the agreements contained in this Section are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Sellers on one hand and Buyer on the other would not enter into this Agreement; accordingly, if a party obligated to pay fails to pay promptly the fee due pursuant to this Section and, in order to obtain such payment, the party(ies) entitled to receive the fee commences a suit to receive such fee, the party(ies) obligated to pay such fee will also pay to the party(ies) entitled to the fee all of such entitled party(ies)’s costs and expenses (including attorneys' fees) incurred in connection with such suit, together with interest on the amount of the fee under this Section at an interest rate per annum equal to the prime commercial lending rate quoted by Wells Fargo Bank Minnesota, N.A. plus 2%.

             (d)        This Section 9.3 will survive any termination of this Agreement.

ARTICLE 10.
INDEMNIFICATION; REMEDIES

             10.1)     Indemnification by Sellers.  Sellers will indemnify and hold Buyer harmless at all times after the date of this Agreement against and in respect of any damage, deficiency, claim or expense resulting from: (i) any misrepresentation, breach of warranty, breach of agreement or covenant or non–observance of any condition on the part of such Seller under this Agreement; (ii) from any misrepresentation in or omission from any other instrument to be furnished by such Seller under this Agreement; and (iii) all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys' fees and other related costs incident to any of the foregoing (“Buyer’s Indemnifiable Losses”).

             Buyer’s Indemnifiable Losses will not include:  (i) any tax liabilities arising by reason of any reduction or disallowance of deductions from taxable income in one taxable year, to the extent such reduction or disallowance results in a corresponding increase in allowable deductions from income in another taxable year, (ii) the shifting of items of income from one taxable year to another or (iii) the capitalization of amounts which were expenses, but only if such capitalized amounts are subject to amortization or depreciation or recovery in cost of goods sold, inventory or materials, provided, however, that Buyer’s Indemnifiable Losses may include any damage attributable to the lost time value of money with respect to any of such matters.

             Sellers will reimburse Buyer, after reasonable notice and opportunity to defend against any such claim, for any Buyer’s Indemnifiable Losses experienced or incurred by Buyer at any time after the Closing Date in respect of any liability to which the foregoing indemnity applies, subject to the Deductible.  If a claim is asserted against Buyer which Buyer knows or has reason to believe will result in any liability of any Seller under this indemnity, Buyer will promptly notify the affected Seller in writing and afford such Seller the opportunity to defend against such claim.

             10.2)     Indemnification by Buyer.  Buyer will indemnify and hold Sellers harmless at all times after the date of this Agreement against and in respect of any damage, deficiency, claim or expense resulting from: (i) any misrepresentation, breach of warranty, breach of agreement or covenant or non–observance of any condition on the part of Buyer under this Agreement; (ii) from any misrepresentation in or omission from any other instrument to be furnished by Buyer under this Agreement; and (iii) all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys' fees and other related costs incident to any of the foregoing (“Sellers’ Indemnifiable Losses”).

             Buyer will reimburse Sellers, after reasonable notice and opportunity to defend against any such claim, for any Sellers’ Indemnifiable Losses experienced or incurred by Sellers at any time after the Closing Date in respect of any liability to which the foregoing indemnity applies, subject to the Deductible.  If a claim is asserted against either of Sellers which such Seller knows or has reason to believe will result in any liability of Buyer under this indemnity, such Seller will promptly notify Buyer in writing and afford Buyer the opportunity to defend against such claim.

             10.3)     Deductibles.  The indemnification provided for in Section 10.1 will not apply unless, and will apply only to the extent that a Buyer’s Indemnifiable Loss exceeds $10,000 and that the aggregate of Buyer’s Indemnifiable Losses without regard to the amount of any single Buyer’s Indemnifiable Loss exceeds $100,000 (“Sellers’ Deductible”).  Notwithstanding the preceding sentence, if the aggregate of Buyer’s Indemnifiable Losses without regard to the amount of any single Buyer’s Indemnifiable Loss equals or exceeds $100,000, Sellers will have the obligations respecting indemnifying and holding Buyer harmless under Section 10.1 for all Buyer’s Indemnifiable Losses aggregating in excess of $100,000.  Notwithstanding the first sentence of this Section, Sellers’ obligations respecting indemnifying and holding Buyer harmless with respect to Buyer’s Indemnifiable Losses, if any, arising with respect to Section 3.3 will not be limited by the Sellers’ Deductible.

             The indemnification provided for in Section 10.2 will not apply unless, and will apply only to the extent that a Sellers’ Indemnifiable Loss exceeds $10,000 and that the aggregate of Sellers’ Indemnifiable Losses without regard to the amount of any single Sellers’ Indemnifiable Loss exceeds $100,000 (“Buyer’s Deductible”).  Notwithstanding the preceding sentence, if the aggregate of Sellers’ Indemnifiable Losses without regard to the amount of any single Sellers’ Indemnifiable Loss equals or exceeds $100,000, Buyer will have the obligations respecting indemnifying and holding Sellers harmless under Section 10.2 for all Sellers’ Indemnifiable Losses aggregating in excess of $100,000.

             10.4)     Remedies.  Each party will be entitled to specific performance of their respective obligations to purchase and sell the Stock as set forth in this Agreement and such relief will be in addition to and not in limitation of any and all other remedies each party may have in law and at equity for the enforcement of such party’s rights under this Agreement.

             10.5)     Survival.  This Article will survive any termination of this Agreement.

ARTICLE 11.
OTHER PROVISIONS

             11.1)     Further Assurances.  At such time and from time to time on and after the Closing Date upon request by another party, Sellers and Buyer will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances that may be required for transferring, assigning, and delivering to Buyer, or to Buyer’s respective successors and assigns, all of the Stock or to otherwise carry out the purposes of this Agreement.

             11.2)     Complete Agreement.  The Schedules and Exhibits to this Agreement will be construed as an integral part of this Agreement to the same extent as if they had been set forth verbatim in this Agreement.  This Agreement and the Schedules and Exhibits to this Agreement, together with the Confidentiality Agreement, constitute the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and supersede all prior agreements, whether written or oral, relating to this Agreement.  Sellers may, in Sellers’ discretion and for Sellers’ convenience, include in the Schedules to this Agreement items that are not material, and such inclusions will not be deemed to be an agreement or admission by Sellers, North Central, or Buyer that such items are material or otherwise be used to interpret the meaning of such term for purposes of this Agreement or otherwise.  Information disclosed in any Schedule will be deemed disclosed and incorporated into any other representation, warranty and Schedule where such disclosure would be appropriate.  No representation, warranty, promise, inducement or statement of intention made by any party that is not embodied in this Agreement may be relied upon for any purpose by any party.

             11.3)     Survival.  The representations, warranties, covenants and agreements contained in this Agreement will survive the Closing but, other than those respecting title to the Stock, expire at the end of 18 months after the Closing Date.  Expiration of a representation, warranty, covenant or agreement pursuant to this Section shall not limit or otherwise affect the right of a party to indemnification under Article 10 if notice was sent to the party from whom indemnification is sought of the basis for such claim to indemnification prior to such expiration.

             11.4)     Waiver, Discharge, Amendment, Etc .  The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement, including the election of such party to proceed with the Closing despite a failure of any condition to such party's closing obligations to occur, will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement will be held to be a waiver of any other or subsequent breach.  This Agreement may be amended by Buyer and Sellers at any time prior to the Closing Date.  Any amendment to this Agreement must be in writing and signed by Buyer and Sellers.

             11.5)     Notices.  Any notice required or permitted under this Agreement will be deemed sufficiently given or served when personally delivered (in person, by commercial courier service, by facsimile with confirmed transmission, or otherwise) or forty-eight (48) hours after mailed by registered or certified mail to the parties at:

if to Sellers, to:

             Jon Berg and Ronald Langlie
906 Fifth Avenue East
Ellendale, MN 56026
Facsimile Number:  (507) 433-8890

             and if to Buyer, to:

             Waters Instruments, Inc.
2950 Xenium Lane North
Suite 108
Plymouth, MN  55441
Attention:  Jerry Grabowski
Facsimile Number:  (763) 509-7450

and any party may by like written notice at any time designate a different address to which notices will subsequently be sent.

             11.6)     Public Announcement.  The parties intend all future statements or communications to the public or press regarding this Agreement or the transactions contemplated by this Agreement made on or before the Closing Date will be mutually agreed upon by them.  Neither party will on or before the Closing Date, without such mutual agreement or the prior consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions or other matters with respect to this Agreement, except as required by law or the rules of NASDAQ and then only:  (a) upon the advice of such party's legal counsel; (b) to the extent required by law or the rules of NASDAQ; and (c) following prior notice to, and consultation with, the other party (which notice will include a copy of the proposed statement or communication to be issued to the press or public).

             11.7)     Expenses.  Buyer will pay all expenses of Buyer incident to this Agreement and the preparation for, documentation of and consummation of, the transactions provided for in this Agreement.  Sellers will pay all expenses of Sellers incident to this Agreement and the preparation for, documentation of and consummation of, the transactions contemplated by this Agreement; provided, however, Buyer or North Central will at or after the Closing pay up to $20,000 of the fees for services and related expenses provided by Adams Rizzi Sween to Sellers and/or North Central and up to $30,000 of the fees for services and related expenses provided by Larson Allen Weishair & Co., LLP to Sellers and/or North Central for the preparation for, documentation of and consummation of, the transactions contemplated by this Agreement.

             11.8)     Governing Law.  This Agreement will be governed by and interpreted in accordance with the laws of the State of Minnesota, including all matters of construction, validity, performance and enforcement.

             11.9)     Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties to this Agreement and the successors or assigns of the parties to this Agreement.

             11.10)   Titles and Headings; Construction.  The Table of Contents, titles and headings to the Articles and Sections in this Agreement are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  This Agreement will be construed without regard to any presumption or other rule requiring construction of this Agreement against the party causing this Agreement to be drafted.

             11.11)   Benefit.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

             11.12)   Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed as original and all of which together will constitute one instrument.

             11.13)   Time of Essence.  Time is of the essence of any rights or obligations of the parties under this Agreement where a time period is specified.

[Signatures follow on the next page]

[The remainder of this page has been left blank intentionally]

             IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in the manner appropriate for each, and to be dated as of the date written on the first page of this Agreement.

JON BERG

RONALD LANGLIE

JETTE JACOBSON LORD

THOMAS L. LORD

LYLE WAYNE

NORTH CENTRAL PLASTICS, INCORPORATED

By
Jon Berg
Its President

By
Ronald Langlie
Its President
WATERS INSTRUMENTS, INC.

By
Its President

EXHIBITS:

Exhibit A          –            Earn Out Agreement

Exhibit B           –            Separate Noncompetition Agreement

Exhibit C           –            Building Purchase Agreement

Exhibit D           –            Lease and Option to Purchase Agreement

Exhibit E           –            Berg Employment Agreement

Exhibit F           –            Langlie Employment Agreement

SCHEDULES:

Schedule 3.1A–            Real Property

Schedule 3.1B  –            Equipment

Schedule 3.1C  –            Patents, Trademarks, Formulas, Etc.

Schedule 3.1D–            Certain Leases, Agreements, Etc.

Schedule 3.1E  –            Permits, Licenses, Etc.

Schedule 3.1F  –            Banks and Depositories

Schedule 3.1G  –            Loan and Credit Agreements, Etc.

Schedule 3.1H–            Insurance Policies and Claims

Schedule 3.1I   –            Certain Employees

Schedule 3.1J   –            Employee Plans

Schedule 3.1K–            Powers of Attorney

Schedule 3.1L  –            Taxes

Schedule 3.2    –            States where Qualified; Directors and Officers

Schedule 3.3    –            Commitments to Issue Stock or North Central Options

Schedule 3.4    –            Subsidiaries

Schedule 3.6    –            Sellers’ Consents Required

Schedule 3.7    –            Financial Statements

Schedule 3.9    –            Undisclosed Liabilities

Schedule 3.10  –            Certain Changes and Events

Schedule 3.11  –            Assets Not in Good Operating Condition

Schedule 3.12  –            Trademarks, Patents and Trade Secrets

Schedule 3.16  –            Pending or Threatened Litigation

Schedule 3.17 –            Warranties

Schedule 3.20  –            Benefit Plans

Schedule 3.21  –            Employees

Schedule 3.23 –            Contracts with Related Parties

Schedule 3.24 –            Relations with Suppliers and Customers

Schedule 3.25  –            Product Liability Claims

Schedule 3.26  –            Hazardous Materials List

Schedule 4.3    –            Buyer’s Consents Required

SCHEDULES TO ARTICLE 3

OF

STOCK PURCHASE AGREEMENT

AMONG

JON BERG, RONALD LANGLIE,

JETTE JACOBSON LORD, THOMAS L. LORD, LYLE WAYNE,

NORTH CENTRAL PLASTICS, INCORPORATED

AND WATERS INSTRUMENTS, INC.

             The schedule numbers in these Schedules to Article 3 correspond to the Section numbers in the Agreement; however, any information disclosed in this Agreement under any Schedule number will be deemed to be disclosed and incorporated into any other Section number under the Agreement to which the applicability of such disclosure is reasonably apparent.